                                                                   EXHIBIT 10.11


                     [McCAW INTERNATIONAL, LTD. LETTERHEAD]


August 22, 1997


Mr. Thomas J. Truesdale
1365 Gettysberg Road
Longrove, IL  60047

Dear Tom:

This letter, when executed by both of us, will confirm our mutual understanding of the terms and conditions applying to your employment with McCaw International, Ltd. ("McCaw International" or the "Company"). We look forward to your contribution to the Company as a key member of the team.

I outline below the specific terms and conditions regarding the offered position:

Position:           Vice President - International Operations
                    (Grade: EX1; Job Code: VP001)

Reporting to:       Chief Executive Officer of the Company

Start Date:         September 1, 1997

Location:           NSC, McLean Virginia

Base Salary:        $155,000 per year, paid semi-monthly

Bonus: You will be eligible to receive in cash a yearly bonus of up to 35% (to be determined by the Board of Directors of the Company upon the recommendation of the Chief Executive
                    Officer of the Company) of your annual base salary, based on your achievement of specific objectives. The specific objectives to be achieved in order to be eligible for a bonus shall be mutually determined by you and the Chief
                    Executive Officer of the Company. Payment of the bonus is expected to occur during the first quarter of each year and will be prorated based on the length of time you are employed by the Company.

Mr. Thomas J. Truesdale
August 22, 1997
Page 2

Performance Review: Your performance in your position with the Company will be reviewed on an annual basis by the Chief Executive
                    Officer of the Company, who shall report the results of such review to the Board of Directors of the Company, at which time you will be eligible for a merit increase in your base annual compensation. Any such increase shall be based on a positive review of your performance and commensurate with your duties and responsibilities.

Equity: You will continue to retain your options to acquire 27,500 shares of Class A Common Stock of Nextel Communications,
                    Inc. ("Nextel") in accordance with the Nextel Option Plan that you received in connection with your present employment by Nextel. These options will vest in accordance with the Nextel Option Plan.

                    You will receive options to acquire 10,000 shares of stock of McCaw International in accordance with the McCaw
                    International 1997 Stock Option Plan. The options will vest over four years on a pro-rated monthly basis commencing on your employment.

                    Agreements for the Nextel stock options and the McCaw
                    International stock options will be forwarded to you once the Nextel Compensation Committee and the Plan Administrator have acted and specific terms and provisions of the plans have been approved.

Termination:        The initial term of your employment with the Company shall be one year from the date you start. Thereafter, your
                    employment with McCaw International will be of indefinite
                    duration, terminable at will by either party, without cause.
                    This means that you may elect to terminate your employment with McCaw International at any time, and McCaw
                    International retains the same rights. This "employment
                    at-will" paragraph operates notwithstanding any other
                    provision of this letter, and no officer or employee of
                    McCaw International is authorized to offer any employment
                    relationship other than the "at-will" relationship provided for in this paragraph. If either party

Mr. Thomas J. Truesdale
August 22, 1997
Page 3

                    terminates this Agreement, except for COBRA benefits and repatriation, all rights and liabilities hereunder will cease. You and McCaw International agree that the terms of your employment will be governed by the laws of the State of Washington, not by the laws of any foreign country.

Nextel Transfer Options: In the event that McCaw International is spun-off to the public in a public offering transaction and immediately subsequent thereto Nextel owns less than 50% of the outstanding shares of McCaw International, you may, at your option, transfer from McCaw International to a position with a similar grade and salary level at Nextel.

Business Expenses: Any business expenses that you incur on behalf of McCaw International that are directly related to your work will be reimbursed based on properly completed documentation, including receipts, and approvals in accordance with applicable Company procedures.

Benefits:           You will be eligible for the standard Nextel insurance and benefit plan package, commensurate with your position and
                    salary, a summary of which has been provided to you
                    herewith; provided that you will receive 15 days of vacation per calendar year prorated for any partial years of
                    employment.

Confidentiality:    You will agree that at all times during your employment and after termination of your employment you will not, without written permission of the Company's then current Chief
                    Executive Officer, disclose to any party or use or permit to be used in a manner adverse to the Company any confidential or other proprietary information of the Company, including, without limitation, trade secrets.

Your duties and responsibilities will be as discussed with the Chief Executive Officer of the Company.

Finally, you represent to us that, to the best of your knowledge, you have never been discharged or asked to leave an employer for reasons of personal integrity or performance.

Mr. Thomas J. Truesdale
August 22, 1997
Page 4


We believe that you will make a valuable addition to our team and look forward to working with you. Please do not hesitate to contact me if you have any questions or require additional information.

Please sign below where indicated and return this letter to me at your earliest convenience.

                                   Sincerely,

                                /s/ KEITH D. GRINSTEIN
                                    ----------------------------
                                    Keith D. Grinstein
                                    President and CEO

I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.

  /s/ THOMAS J. TRUESDALE           Dated:             8/26/97       , 1997
-------------------------------                 ---------------------
      Thomas J. Truesdale